DISTRIBUTION AND SERVICE AGREEMENT

     AGREEMENT made as of the 21St day of February, 2003 by and between T. Rowe Price Investment Services, Inc. ("Distributor"), T. Rowe Price Services, Inc. ("Transfer Agent") (collectively referred to as "T. Rowe Price") and American United Life Insurance Company ("Company").

                                   WITNESSETH:

     WHEREAS, the Distributor is the principal underwriter of the T. Rowe Price open-end investment companies ("Funds") registered under the Investment Company Act of 1940, as amended (the "`40 Act") and certain of such Funds have issued multiple classes (each a "Class"; collectively as "Classes") of shares;

     WHEREAS, the Transfer Agent is the registered transfer agent of the Funds and administers the program for the calculation of certain fees paid hereunder to Company;

     WHEREAS, the Company is registered as a broker-dealer under the Securities Exchange Act of 1934 (the `34 Act") and with the National Association of Securities Dealers, Inc. ("NASD") and wishes to offer its clients ("Clients") one or more of the Classes, as mutually agreed upon by the parties;

     WHEREAS, the Company has issued or will issue certain group annuity contract (the "Contracts"); and

     WHEREAS, T. Rowe Price wishes to retain the Company to furnish certain services with respect to distribution, shareholder servicing, maintenance of shareholder accounts and other administrative services ("Services") for each Class and the Company is willing to furnish such services.

     NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, T. Rowe Price and Company hereby agree, as follows:

1.   Transactions in the Classes

     a. Subject to the terms and conditions of this Agreement and those of the applicable prospectus and statement of additional information ("SAI") for the affected Class, Distributor will make shares of each Class available to be purchased, exchanged or redeemed by Company on behalf of its Clients at the net asset value applicable to each order, as determined in accordance with each Class's then-effective prospectus and SAI. Distributor shall use its best efforts to ensure that the Classes calculate such net asset value on each day on which the New York Stock Exchange ("NYSE") is open for trading.

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     b.  Distributor  shall notify Company  immediately if any  qualification of shares of a Class for sale in any state or other jurisdiction within the United States is terminated or if Distributor or a Class wishes to prevent Company from placing or continuing to place purchase orders for shares of a Class on behalf of its Clients who reside in a particular state or other jurisdiction. Company agrees that it will offer or sell shares of the Classes only in compliance with applicable federal and state securities laws.

     c. Distributor hereby appoints Company as agent for the limited purpose of receiving orders for the Classes from its Clients.

     d. Company and T. Rowe Price agree that, in connection with transactions in Class shares, and except as otherwise agreed to by the parties, Company and T. Rowe Price will follow the procedures set forth in Article I - Sale of Fund Shares and Schedule B of the Agreement between T. Rowe Price Associates, Inc.,
T. Rowe Price Investment Services, Inc. and American United Life Insurance Company dated May 18, 2001. Said Article and Schedule are hereby incorporated by reference.

2.   Services

     The Company agrees to provide, and incur all expenses incident to providing, Services with respect to investment in the Classes by its Clients. It is anticipated that such Services may include but shall not be limited to:

     a. Distribution and Personal Services. Distribution Services include any activities primarily intended to result in the sale of shares of one or more Classes. Personal Services include shareholder liaison services and maintenance of shareholder accounts. Such Services include but are not limited to:

     (1)  distributing  prospectuses,   SAI  and  shareholder  reports  for  the
          Class(es) for other than existing shareholders of such Class(es);

     (2) distributing sales literature and advertising materials for the Class(es);

     (3)  providing   each   Client   access   to  one  or  more  of   Company's
          representatives who will provide personal service and attention with respect to the Classes;

     (4)  providing information to Clients regarding the Classes;

     (5) providing shareholder support services with respect to the Clients' accounts;

     (6)  telephonic   support  to  respond  to  questions  about  the  Clients'
          investment in the Class and the Clients' accounts; and

     (7)  other distribution Services as mutually agreed upon by both parties.



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     b. Administrative  Services.  Administrative Services include Services with respect to a Class, its accounts and/or shareholders, which include but are not limited to:

     (1)  transmitting net purchase or redemption orders to Transfer Agent;

     (2) maintaining separate records for each Client reflecting, as to each Class, shares purchased and redeemed and share balances;

     (3)  delivering periodic statements;

     (4)  processing dividend payments;

     (5)  providing services for Class shares held beneficially;

     (6) working with T. Rowe Price to deter excessive trading or market timing activity, after evidence of such activity is provided to Company by T. Rowe Price; and

     (7) providing other administrative Service as shall be mutually agreed upon from time to time by the parties.

     a. As compensation for performing Services with respect to a Class, T. Rowe Price shall pay Company fees at the rates specified for that Class on Schedule A and which fees shall be payable from and to the extent of the corresponding fee paid by that Class pursuant to either its distribution and service plan under Rule 12b-1 under the `40 Act or the Administrative Fee Program instituted by the Classes. Fees will be calculated based on the average daily net asset value of shares of the Classes held by the Company over the month. To calculate the fees, the Company's aggregate investment in the Classes (net asset value per share of each Class multiplied by total number of shares held by the Company in each Class) will be calculated for each calendar day during the month, and divided by the total number of calendar days during such month. Unless otherwise agreed, payment of any amounts owed under this Agreement shall be made by check and mailed to the following address of Company:

One American Square
Indianapolis, Indiana 46282
Attention: Will
Frayer

     b. For purposes of calculating the fees described in Schedule A, the value of Client assets invested in the Classes shall be determined in accordance with the then-effective prospectus(es) and SAI(s) of the Classes.

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     c. The 12b-1 fees  payable  hereunder  are  payable  without  regard to the aggregate amount that may be paid over the years, provided that the amounts paid hereunder shall not exceed any limitations, including permissible interest, imposed by applicable NASD or SEC rules.

4.   No Limitation

     a. The provisions of this Agreement shall in no way limit the authority of Distributor or any Fund to take such action as it or they may deem appropriate or advisable in connection with all matters relating to the operations of a Class and/or the sale of Class shares. Notwithstanding anything to the contrary in this Agreement all purchases and sales are subject to the terms of the Class's then-current prospectus. The Board of Directors/Trustees of the Fund (hereinafter the "Board") may refuse to sell Fund shares to any person, or suspend or terminate the offering of Fund shares if such action is required by law or by regulatory authorities having jurisdiction, or is, in the sole discretion of the Board acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Fund.

     b. Distributor agrees that, at the Company's request, any full or fractional shares of the Funds held by the Company will be redeemed and such request will ordinarily be executed on a daily basis at the net asset value next computed after receipt by the Fund or its designee, except that Company acknowledges that the Fund reserves the right to suspend the right of redemption or postpone the date of payment or satisfaction upon redemption consistent with
Section 22(e) of the `40 Act and any rules thereunder, and in accordance with the procedures and policies of the Fund as described in the then-current prospectus.

5.   Records and Reporting

     Company will maintain and preserve all records as required by law in connection with its provision of Services under this Agreement. Upon the reasonable request of Distributor, a Fund or the Transfer Agent, Company will provide timely copies of (a) historical records relating to Client transactions involving the Class; (b) written communications regarding the Class to or from Clients; and (c) other materials relating to the provision of Services by Company under this Agreement.

6.   Representations and Warranties of Distributor

          T. Rowe Price represents and warrants to the Company that:

          a. Distributor and Transfer Agent are corporations duly organized, existing in good standing under the laws of the State of Maryland.

          b.   Distributor is a broker dealer registered under the `34 Act.

          c.   Transfer Agent is a transfer agent registered under the `34 Act.


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

          d. Shares of the Classes are registered and authorized for sale in accordance with any and all applicable federal and state securities laws. Specifically, T. Rowe Price represents that each Class is qualified as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended, and that each Class will make every effort to maintain such qualification (under Subchapter M or any successor or similar provisions) and that the Distributor and Transfer Agent will notify the Company immediately upon having a reasonable basis for believing that a Class has ceased to so qualify or that it might not so qualify in the future.

          e. It is authorized to enter into and perform this Agreement, and the performance of its obligations hereunder does not and will not violate or conflict with any governing documents or agreements of or on behalf of the Classes.

          f. It agrees to notify the Company promptly in the event that it is, for any reason, unable to perform any of its obligations under this Agreement.

7.   Representation, Warranties and Covenants of Company

          Company represents, warrants and covenants to Distributor that:

          a. It is an insurance company duly organized, existing in good standing under the laws of the State of Indiana.

          b. It has full power and authority under applicabl law, and has taken all action necessary, to enter into and perform this Agreement, and the performance of its obligations hereunder does not and will not violate or conflict with any governing documents or agreements of Company.

          c. It has all requisite licenses and authority to perform the Services and receive the fees contemplated under this Agreement.

          d. It has the necessary facilities, equipment and qualified personnel to perform its duties and obligations hereunder in accordance with (1) the terms of this Agreement, (2) all laws, rules and regulations (3) the Funds' prospectuses and SAIs.

          e. In case of any requests or demands for the inspection of Client records of a Class by any governmental agency pertaining to any aspect of the duties covered by this Agreement, it will promptly notify Distributor in writing as to such inspection prior to turning over such records.

          f. It will disclose to Clients the arangements provided in this Agreement.

          g. It agrees to notify the Distributor promptly in the event that it is, for any reason, unable to perform any of its obligations under this Agreement.


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


          h. It covenants and agrees that it will not make any representations about a Class except to the extent such representations: (i) are contained in the Class's current prospectus, SAI, as amended from time to time, or sales literature approved by Distributor; (ii) are consistent with information contained in such materials; or
               (iii) are otherwise authorized by or on behalf of the applicable Fund.

          i. Its acceptance of the fee is in compliance with all applicable rules and regulations and will not constitute a non-exempt "prohibited transaction," as defined in Section 406 of ERISA and
               Section 4975 of the Code.

8.   Use of Names

     a. Company shall furnish, or shall cause to be furnished, to the Distributor or its designee, each piece of sales literature or other promotional material that the Company develops or uses and in which a Class, Distributor, or a Fund's investment adviser is named, at least fifteen calendar days prior to its use. No such material shall be used if Distributor or its designee reasonably object to such use within fifteen calendar days after receipt of such material. The Distributor or its designee reserves the right to reasonably object to the continued use of such material, and no such material shall be used if the affected Fund or its designee so object.

     b. Company acknowledges and agrees that neither Distributor nor its affiliates are responsible for any information contained in any advertising or marketing materials prepared by Company, except for information provided by Distributor or contained in any Class then-current prospectus, SAI, registration statement, annual report, proxy statement, or item of advertising or marketing material prepared by Distributor.

          9.   Provision of Materials

     a. Distributor, at its expense, shall furnish Company with as many printed copies of the current prospectuses, current SAI, supplements, proxy statements, and annual or semi-annual reports of each Class as Company reasonably request to deliver to current or prospective Clients. The Distributor will pay or cause to be paid the expenses and postage associated with providing such documentation to the Company.

     b. Company, at its expense, will send prospectuses and SAIs to Clients and prospective Clients requesting them through Company. Except in those instances in which an exemption applies under applicable securities law, Company will send a Class prospectus with the trade confirmation or before the purchase trade confirmation is received by Client, for the initial purchase of the Class, and will send an updated prospectus annually to shareholders in the Class.

     c. The Distributor will provide to the Company, at the Company's request, at least one complete copy of all registration statements, prospectuses, SAIs, reports, proxy statements, sales literature and other promotional materials sent to all shareholders, and all amendments to any of the above, that relate to the Classes or their shares, promptly after filing of such document(s) with the SEC or other regulatory authorities. The Distributor will promptly notify the Company


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



of any applications for exemptions and requests for no-action letters (to the extent such requests and applications have been made public) filed with the SEC or other regulatory authorities that relate to the Classes or their shares. This provision shall in no way limit the obligations of the Distributor under Section 9(a) of this Agreement.

10.  Liability and Indemnification

     a. Distributor shall indemnify, defend and protect Company, its employees, officers and directors, and hold each of them harmless from and against any and all claims, demands, actions, losses, damages, liabilities, costs, charges, reasonable counsel fees, and expenses of any nature it or they incur ("Losses") arising out of or from, with respect to each Class: (i) any material misstatement or omission of a material fact from the Class's then-current prospectus, registration statement, SAI, annual report or proxy statement or any advertising or promotional material generated by Distributor; (ii) any failure of Distributor or the Class for the Class's shares to be properly registered or qualified for sale and available for sale to the public under any applicable federal law and regulation or the applicable laws and regulations of any state, any US territory or the District of Columbia unless Distributor has notified Company in writing that the Class and its shares are not qualified for sale in a particular jurisdiction and Company sells shares of the Class in such jurisdiction after such notification; (iii) any material breach by Distributor of any representation or warranty contained in this Agreement; and (iv) the actions of Distributor relating to the processing of purchase, exchange, and redemption orders and the servicing of shareholder accounts to the extent such actions constitute willful misfeasance, bad faith or negligence by Distributor; provided, Company has not acted with willful misfeasance, bad faith or negligence.

     b. Company shall indemnify, defend and protect Distributor its employees, officers, directors, each Fund's officers and directors/trustees, and their respective affiliates and agents, free and harmless from and against any and all Losses arising out of or from, with respect to each Class: (i) any material misstatements or omissions of material facts that Company or its agent makes concerning the Class that are inconsistent with either the Class's then-current prospectus, SAI, periodic reports to shareholders, proxy statements or any other material Distributor has provided in writing to Company; (ii) any sale of shares of the Class by Company or its agent where the Class or its shares are not properly registered or qualified for sale in any state, any US territory or the District of Columbia after Distributor has notified Company in writing that the Class and its shares are not qualified for sale in such jurisdiction; (iii) any material breach by Company or its agent of any representation or warranty contained in this Agreement; and (iv) any actions of Company or its agent in connection with the performance of its obligations under this Agreement to the extent such actions constitute willful misfeasance, bad faith or negligence by Company or its agent; provided, Distributor has not acted with bad faith, willful misfeasance or negligence.

11.  Term and Termination of Agreement

     a. This Agreement may be terminated by either party hereto at any time upon
at  least  ninety  (90)  days'   advance   written   notice  by  either   party.
Notwithstanding the foregoing, this


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

Agreement is terminable (i) upon less than ninety (90) day's notice if required by law, rule, regulation, order or instruction by a court of competent jurisdiction or a regulatory body or self regulatory organization with jurisdiction over the terminating party and (ii) by any party at any time by giving 30 day's written notice to the other party(ies) in the event of a material breach of this Agreement by the other party or parties that is not cured during such 30-day period. Furthermore, this Agreement shall terminate at the option of the Company to the extent that shares of the Classes are not reasonably available to meet the requirements of the Contracts as determined by Company in its sole discretion. Pursuant to the terms of this Section 11, this Agreement may also be terminated with respect to one or more of the Classes and such termination will not affect the continuation of this Agreement with respect to the other Classes.

     b. Notwithstanding any termination of this Agreement, the Distributor shall, at the option of the Company, continue to make available additional shares of the Classes pursuant to the terms and conditions of this Agreement, for all Contracts in existence on the effective date of termination of the Agreement (hereinafter referred to as "Existing Contracts"). Specifically, the owners of the Existing Contracts may be permitted to reallocate investments in the Classes, redeem investments in the Classes, and/or invest in the Classes upon the making of additional purchase payments under the Existing Contracts.

12.  Notices

     All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by facsimile, express delivery or registered or certified mail, return receipt requested, to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to the other party.

Company: American United Life Insurance Company
         One American Square
         Indianapolis, IN 46282
         Attn: Will Frayer

Distributor: T. Rowe Price Investment Services, Inc.
             100 East Pratt Street
             Baltimore, MD. 21202
             Attn: Jodi Casson
             cc: Laura Chasney, Esq.

Any notice,  demand or other  communication given in a manner prescribed in this
Section 12 shall be deemed to have been delivered on receipt.


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13.  Non-Exclusivity

     Each party to this Agreement acknowledges that the other party hereto may enter into similar agreements with third parties.

14.  Miscellaneous

     a. This Agreement represents the entire agreement between the parties with regard to the matters described herein, and may not be modified or amended except by written instrument executed by both parties. This Agreement may not be assigned by either party hereto without the prior written consent of the other party. This Agreement is made and shall be construed under the laws of the State of Maryland without giving effect to principles of conflict of laws. This Agreement supersedes all previous agreements and understandings between the parties with respect to its subject matter. If any provision of the Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of the Agreement shall not be affected thereby. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, any party hereto may execute this Agreement by signing any such counterpart.

     b. The provisions of Section 10 shall survive the termination of this Agreement.

     c. All Exhibits and Schedules, as they may be amended from time to time, are incorporated herein by reference and made part of this Agreement.

     IN WITNESS HEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

T. ROWE PRICE INVESTMENT                  T. ROWE PRICE SERVICES, INC.
SERVICES, INC.

BY:   /s/ Laura Chasney                   BY: Laura Chasney
Name: Laura Chasney                       Name: Laura Chasney
Title. Vic President                      Title: Vice President
Date:  2/12/03                            Date:  2/12/03


                                          COMPANY

                                          BY: /s/ Michael R. Grimme
                                          Title: V.P. Marketing
                                          Date:  2/24/03

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


                                   SCHEDULE A

                                      Fees

1.   12b-1 Fees

In accordance with the Class's plan pursuant to Rule 12b-1 under the `40 Act, the Distributor shall pay to Company for the Services performed in Section 2. a. of this Agreement, a fee with respect to each Class equal to 0.50 % per annum of the average daily net asset value of all Client assets invested in such Class (including assets invested through reinvestment of dividends and distributions), payable monthly. Distributor agrees to pay all fees within thirty (30) calendar days from the last day of the month to which the fees relate.

2.   Administrative Service Fees

In consideration of the Company providing the Services outlined in Section 2.b. of this Agreement, pursuant to the Administrative Fee Program instituted by the Classes, the Transfer Agent, on behalf of each Class, shall pay Company a fee equal to 0.10% per annum of the average daily net asset value of all Client assets invested in such Class (including assets invested through reinvestment of dividends and distributions), payable monthly. Distributor agrees to pay all fees within thirty (30) calendar days from the last day of the month to which the fees relate. The fee is the responsibility of the applicable Class, not the
T. Rowe Price or its affiliates and the obligations of each Class is several and not joint; no Class is responsible for the fee of any other Class.




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